UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2021
Outbrain Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40643	20-5391629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 West 19th Street
New York, NY 10011

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (646) 859-8594

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	OB	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 below is incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 2, 2021 (the “Closing Date”), Outbrain Inc., a Delaware corporation (the “Company”), amended and restated its Amended and Restated Loan and Security Agreement, dated as of September 15, 2014 (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date, the “Prior Loan Agreement”), between the Company and Silicon Valley Bank, a California corporation (the “Bank”) and entered into the Second Amended and Restated Loan and Security Agreement (the “New Loan Agreement”), by and among the Company, as lead borrower, certain of its domestic subsidiaries, as co-borrowers, and Bank, as lender.
The New Loan Agreement has an effective date of November 2, 2021 and amended certain provisions under the Prior Loan Agreement to, among other things, (i) increase the aggregate amount of the Facility, (ii) extend the Scheduled Maturity Date of the Facility, (iii) reduce the applicable margin payable with respect to outstanding loans under the Facility, (iv) add and increase availability under the negative covenants which restrict the incurrence of liens and indebtedness and the making of investments, fundamental changes, dispositions, restricted payments and prepayment of certain indebtedness and (v) remove certain restrictions with respect to the borrowing base eligibility of accounts receivable.
The New Loan Agreement provides, subject to borrowing availability and certain other customary conditions, for revolving loans in an aggregate principal amount of up to $75 million (the “Facility”), with a $15 million sub-facility for letters of credit. The Company’s borrowing availability under the Facility is calculated by reference to a borrowing base which is determined by specified percentages of eligible accounts receivable.
The Facility will terminate on the earlier of (i) November 2, 2026 (the “Scheduled Maturity Date”) or (b) 120 days prior (the “Springing Maturity Date”) to the maturity date of the Company’s 2.95% Convertible Senior Notes due 2026 (the “Convertible Notes”) unless prior to the Springing Maturity Date, the Convertible Notes have been converted to common equity securities of the Company.
Outstanding loans under the Facility accrue interest, at the Company’s option, at a rate equal to either (i) a base rate minus an applicable margin ranging from 1.5% to 1.0% per annum or (b) LIBOR plus an applicable margin of 1.5% to 2.0% per annum, in each case based upon borrowing availability under the Facility. The undrawn portions of the commitments under the Facility are subject to a commitment fee at a rate ranging from 0.20% per annum to 0.30% per annum, based upon borrowing availability under the Facility.
The New Loan Agreement contains representations and warranties, including, without limitation, with respect to collateral; accounts receivable; financials; litigation, indictment and compliance with laws; disclosure and no material adverse effect, each of which is a condition to funding. Additionally, the New Loan Agreement includes customary events of default and customary affirmative and negative covenants applicable to the Company and its subsidiaries, including, without limitation, restrictions on liens, indebtedness, investments, fundamental changes, dispositions, restricted payments and prepayment of the Convertible Notes and of junior indebtedness. The New Loan Agreement contains a financial covenant that requires, in the event that credit extensions under the Facility equal or exceed 85% of the available commitments under the Facility or upon the occurrence of an event of default, the Company and its subsidiaries to maintain a minimum consolidated monthly fixed charge coverage ratio of 1.00.
The obligations of the Company and the other subsidiary co-borrowers under the New Loan Agreement are secured by a first-priority lien on substantially all of the assets of the Company and such other subsidiary co-borrowers.
The Bank, as well as certain of its affiliates, have performed, and may in the future perform, for the Company and its subsidiaries, various commercial banking and other financial services, for which the Bank and such affiliates have received and may in the future receive customary fees and expenses.
The foregoing description of the New Loan Agreement is a summary and is qualified in its entirety by reference to the New Loan Credit Agreement, which is filed herewith as an Exhibit 10.1, and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.         Description

10.1    Second Amended and Restated Loan and Security Agreement, dated as of November 2, 2021, by and among the Company, as lead borrower, certain of its domestic subsidiaries, as co-borrowers, and Silicon Valley Bank, as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OUTBRAIN INC.
Date: November 8, 2021	By:	/s/ David Kostman
Name: David Kostman
Title: Co-Chief Executive Officer

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